Exhibit 21

Compressco Partners, L.P.
List of Subsidiaries or Other Related Entities
December 31, 2011

Compressco Partners, L.P. (1)
Compressco Partners Sub, Inc.
Compressco Partners Operating, LLC
Compressco Australia Pty Ltd.
Compressco Field Services International, LLC
Compressco de Argentina SRL (2)
Compressco Holdings, LLC
Compressco International, LLC
Compressco Leasing, LLC
Compressco Netherlands Cooperatief U.A.(3)
Compressco Netherlands B.V.
Compressco Canada, Inc.
Compressco Mexico Investment I, LLC
Compressco Mexico Investment II, LLC
Compressco de Mexico S. de RL de C.V. (4)
Providence Natural Gas, LLC
Production Enhancement México, S. de RL de C.V. (5)

(1)	73.8% owned by Compressco Partners GP Inc., 9.3% owned by TETRA International Incorporated, and 16.9% owned by public unitholders.
(2)	90% owned by Compressco Field Services International, LLC and 10% owned by Compressco International, LLC.
(3)	99% owned by Compressco Partners Operating, LLC and 1% owned by Compressco Holdings, LLC.
(4)	51% owned by Compressco Mexico Investment I, LLC and 49% owned by Compressco Mexico Investment II, LLC.
(5)	99.998% (49,999 shares) held by Providence Natural Gas, LLC and .002% (1 share) held by Compressco Netherlands B.V.